SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
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                                 CNB CORPORATION
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Dear Fellow Shareholder:

Enclosed for your information is a news release announcing the names of four people who have agreed to serve as directors of CNB Corporation and our bank - Billy Benson, Paul Dusenbury, George Heyward Goldfinch and Russell Holliday.

Shareholders will be given the opportunity to vote for these worthy individuals at our annual shareholders meeting May 9.

All four are astute business leaders who can make major contributions as your management focuses on improving shareholder value.

Thank you for your continuing interest and support.

Sincerely,




H. Buck Cutts, Chairman                 R. Phil Hucks, President
  CNB Corporation                         Conway National Bank





Enclosure





CNB Corporation security holders should read the Corporation's proxy statement when it is available because it contains important information. The proxy statement will be mailed to shareholders. Copies of the proxy statement and other relevant documents may also be obtained, free of charge, from the website of the Securities and Exchange Commission (www.sec.gov). The identity of participants in the solicitation of proxies on behalf of the Corporation's board of directors and a description of their direct or indirect interests, by securities holdings or otherwise, is contained in the Corporation's proxy statement.

                             [TEXT OF NEWS RELEASE]

For Immediate Release
April 3, 2006


CNB Corporation Board
Nominates Four Director Candidates

Benson, Dusenbury, Goldfinch, Holliday Have Deep Bank, Community Ties


         CONWAY, SC --- Four long-time, prominent Horry County business leaders have been nominated for election as directors of CNB Corporation by the board of directors. Nominated are William R. Benson, a senior vice president of Conway National Bank; George H. Goldfinch, Jr., president of Goldfinch Funeral Services, Inc., of Conway; Paul R. Dusenbury, executive vice president of the bank, of Aynor; and M. Russell Holliday, Jr., president of Monroe Management of Gallivants Ferry. Benson and Dusenbury are currently on the board.

         Election  of  directors   will  come  at  the  CNB  annual  meeting  of
shareholders May 9.


         Benson has been with CNB since 1985 after ten years experience with other banks in the Carolinas. A USC graduate, he also has attended the Graduate School of Banking of the South at LSU and American Bankers Association National Commercial Lending School. He currently is a trustee of Conway Medical Center and a member of the Horry County Commission on Alcohol and Drug Abuse. He has been president of the Conway Rotary Club and the Horry County United Way. His father was a long-time CEO of Conway National Bank.

         Dusenbury, chief financial officer for CNB, joined the bank in 1982. He earned a degree in financial management from Clemson. Prior to joining the bank, he was a bank examiner for the Office of the Comptroller of the Currency, the primary Federal regulator of National Banks. He has served as chair of the Conway Medical Center board and currently participates on the Horry County Comprehensive Plan Steering Committee.

                                     (More)

CNB Director Nominees - 2

         Goldfinch is president of Goldfinch Funeral Services, Inc. with facilities in Conway, Murrells Inlet and Pawleys Island, and president of Hillcrest Cemetery. He is a trustee of Conway Medical Center and a member of the board of United Way of Horry County. Goldfinch graduated from USC and the Gupton Jones College of Mortuary Science. His father was a CNB director.

         Holliday has been active in management of various Holliday family interests since 1985 and is currently president of Monroe Management, an asset management company. She is a Converse College graduate and member of The Citadel Foundation Board and the Medical University of South Carolina Hollings Cancer Center advisory Board. Her father, also, was a director of CNB.

         CNB Corporation is the parent company of Conway National Bank. Founded in 1903, the bank has offices located in Horry and Georgetown Counties.

CNB Corporation security holders should read the Corporation's proxy statement when it is available because it contains important information. The proxy statement will be mailed to shareholders. Copies of the proxy statement and other relevant documents may also be obtained, free of charge, from the website of the Securities and Exchange Commission (www.sec.gov). The identity of participants in the solicitation of proxies on behalf of the Corporation's board of directors and a description of their direct or indirect interests, by securities holdings or otherwise, is contained in the Corporation's proxy statement.


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